[EXHIBIT 99.1]


       Knight Energy Corp. announces 2431% increase in PV-10
                        from Proved Reserves

Dallas, TX., June 20, 2007 (Vintage Newswire) - Knight Energy Corp. (OTC: KNEC) (Frankfurt IG1A.F) is pleased to announce that the present value, as of June 1, 2007, of the estimated cash flow from its estimated proved oil and gas reserves, discounted at 10% per year ("PV-10"), has increased 2431% from the 2006 reserve report. In 2006 Knight had estimated proved reserves of 106,000,000 cubic feet of natural gas and 400 BBLS of oil, with a PV-10 of $244,000. The 2007 estimated proved reserves show 569,500,000 cubic feet of natural gas, and 117,000 BBLS of oil with a PV-10 of $6,187,000, an increase of 2431%. The $6,187,000 is net of royalties, drilling costs, operating expenses, and state taxes. These estimates include only proved reserves.

William J. Bosso, Chief Executive Officer of Knight Energy Corp., commented, "We are very encouraged by our progress as a producing oil and gas drilling and exploration company, and the results we have achieved to date. We plan to continue to drill on our oil and gas leases and to keep the markets informed of our progress".

About Knight Energy Corp.
-------------------------

Knight Energy Corp. (Knight) was formed in March 2006 for the purpose of operating and developing energy related businesses and assets. Shortly thereafter, Knight acquired an independent oil and gas services company, Charles Hill Drilling, Inc., which owned a 100% working interest in a 160-acre oil and gas lease in Stephens County, Texas, a drilling rig and other oil and gas equipment. The Company has leased an additional 1,080 acres that either run contiguous to, or are otherwise near, the Stephens County 160-acre lease, and it has the right of first refusal on approximately 2,900 more acres in the same area.

In November 2006 Knight leased approximately 1,000 acres for oil and gas exploration in the Salt Creek Prospect area of Oklahoma. The Company is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets. Additional information can be found by visiting Knight's website at www.knightenergycorp.com.

Forward-Looking Statements:
---------------------------

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact
-------
Jesse Blum
Friedland Capital, Inc
303-468-1287
Jesse@friedlandcapital.com

www.knightenergycorp.com
[c] 2007 Knight Energy Corp. All rights reserved.